EXHIBIT 99.1
THE ENSTAR GROUP, INC. REPORTS THIRD QUARTER RESULTS
     Montgomery, Alabama — November 9, 2006... The Enstar Group, Inc. (“Enstar” or the “Company”) (Nasdaq:ESGR) today reported its earnings and financial position for the quarter ended September 30, 2006.
     Enstar reported net income of $2,243,000 and $6,078,000 for the three and nine months ended September 30, 2006, compared to $970,000 and $1,805,000 for the same periods last year. Earnings per diluted share were $.37 and $1.02 for the three and nine months ended September 30, 2006, compared to $.17 and $.31 for the same periods last year. The changes in net income for the three and nine months ended September 30, 2006, compared to the same periods in the prior year, were primarily attributable to an increase in interest income and an increase in earnings from its partially owned equity affiliate, Castlewood Holdings Limited (“Castlewood Holdings”), offset by increases in general and administrative expenses and income taxes. General and administrative expenses were higher in the second quarter of 2006 due to merger-related fees and charges. The Company also recorded its share of an extraordinary gain from Castlewood Holdings in the first quarter of 2006.
     The Company’s total assets were $200,279,000 at September 30, 2006, consisting primarily of $94,675,000 in cash, cash equivalents and certificates of deposit and $99,678,000 in ownership of operating businesses. Total assets were $185,220,000 at December 31, 2005. Shareholders’ equity was $179,468,000 at September 30, 2006, up from $165,123,000 at December 31, 2005.
     On May 24, 2006, Enstar and Castlewood Holdings announced the execution of a definitive merger agreement, pursuant to which Enstar will become a wholly-owned subsidiary of Castlewood Holdings. In connection with the proposed merger, Castlewood Holdings has filed a registration statement, which includes a preliminary proxy statement prepared by Enstar and other materials, with the Securities and Exchange Commission (“SEC”). The registration statement has not yet been declared effective by the SEC. Investors are urged to read the final documents when they become available because they will contain important information about Castlewood Holdings, Enstar, the proposed merger and related matters. The registration statement and preliminary proxy statement, as well as other filed documents containing information about Castlewood Holdings, Enstar, the proposed merger and related matters, are available through Enstar’s website, www.enstargroup.com. Enstar, Castlewood Holdings and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Enstar shareholders with respect to the proposed merger. Additional information about the interests of potential participants is included in the registration statement and preliminary proxy statement and other materials filed with the SEC.
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THE ENSTAR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30,	Dec. 31,
	2006	2005
	(dollars in thousands)
	(unaudited)
Total assets	$200,279	$185,220

Total liabilities	$20,811	$20,097
Total shareholders’ equity	179,468	165,123

Total liabilities and shareholders’ equity	$200,279	$185,220

THE ENSTAR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	Three Months Ended Sept. 30,
	2006	2005
	(dollars in thousands, except
	per share data)
	(unaudited)
Interest income	$1,237	$608
Other investment income	—	487
Earnings of partially owned equity affiliates	3,890	1,186
Other income	121	100
General and administrative expenses	(745)	(617)

Income before income taxes	4,503	1,764
Income taxes	(2,260)	(794)

Net income	$2,243	$970

Comprehensive income	$2,094	$828

Weighted average shares outstanding — basic	5,739,384	5,517,909

Weighted average shares outstanding — assuming dilution	6,002,448	5,862,172

Net income per common share — basic	$.39	$.18

Net income per common share — assuming dilution	$.37	$.17

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	Nine Months Ended Sept. 30,
	2006	2005
	(dollars in thousands, except
	per share data)
	(unaudited)
Interest income	$3,086	$1,651
Other investment income	199	1,091
Earnings of partially owned equity affiliates	10,645	2,497
Other income	330	301
General and administrative expenses	(4,245)	(2,258)

Income before income taxes and extraordinary gain	10,015	3,282
Income taxes	(4,812)	(1,477)

Income before extraordinary gain	5,203	1,805
Extraordinary gain, net of tax of $543	875	—

Net income	$6,078	$1,805

Comprehensive income	$6,333	$2,205

Weighted average shares outstanding — basic	5,621,279	5,517,909

Weighted average shares outstanding — assuming dilution	5,939,750	5,852,596

Net income per common share — basic	$1.08	$.33

Net income per common share — assuming dilution	$1.02	$.31

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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release include the following: the success of recently completed acquisitions; Enstar’s ability to locate suitable acquisition targets to complement Enstar’s current operating businesses; Enstar’s dependence on executive officers, directors and other key personnel; and conflicts of interest which might prevent Enstar from pursuing desirable investment and business opportunities. Other important risk factors regarding Enstar are set forth in Item 1A. “Risk Factors” to Enstar’s Form 10-K/A for the year ended December 31, 2005, and are hereby incorporated herein by reference.
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